Exhibit 99.1

FORWARD-LOOKING STATEMENTS

In this report on Form 8-K, we, Host Hotels & Resorts, Inc., or “Host,” make some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this report on Form 8-K and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by us in the forward-looking statements include, among others, the following:

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•

our ability, and the ability of each of our subsidiary real estate investment trusts (“REITs”), to continue to satisfy complex rules in order to maintain REIT status for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

•	other factors discussed in other filings with the Securities and Exchange Commission (“SEC”).

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described above and in other filings with the SEC. Except as otherwise required by the federal securities laws, we disclaim any obligation to publicly release any updates or revisions to any forward-looking statement contained in this report on Form 8-K to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following discussion describes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of the stock of Host Hotels & Resorts, Inc., or “Host.” An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of common stock, preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities of Host. Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of Host’s stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•	holding Host’s stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding Host’s stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold the Host stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies, as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. Host has not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

As a result of our acquisition in 2006 of certain domestic and international hotels from Starwood Hotels and Resorts Worldwide, Inc., or “Starwood,” which acquisition we call the “Starwood acquisition,” Host owns, through Host Hotels & Resorts, L.P., or “Host LP,” 100% of the outstanding common stock and 28.6% of the outstanding preferred stock of three entities that will elect to be treated as REITs. Each of these subsidiary REITs of Host will be subject to the same requirements that Host must satisfy in order to qualify as a REIT and the other rules applicable to REITs.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of Host’s stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of Host’s stock and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Federal Income Taxation of Host

General

Host is a self-managed and self-administered REIT owning primarily luxury and upper upscale hotels. Host conducts its business as an umbrella partnership REIT, in which substantially all of its properties and assets are held by Host LP. Host is the sole general partner of Host LP and holds approximately 96.5% of its outstanding partnership interests.

Host made an election to be taxed as a REIT under the Code, effective for the taxable year beginning January 1, 1999. Host believes that it is organized and has operated in a manner that has permitted it to qualify as a REIT since 1999. In addition, after the Starwood acquisition, Host owns, through Host LP, three entities that will elect to be treated as REITs.

Host’s qualification and taxation as a REIT depend upon Host’s ability to meet, on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of Host’s gross income, the composition and values of its assets, its distribution levels, and the diversity of ownership of Host’s stock. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in Host’s circumstances, no assurance can be given by Host or its subsidiary REITs that it will satisfy such requirements. For a discussion of the federal income tax consequences of the failure to qualify as a REIT, see “—Failure to Qualify as a REIT” below.

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Regular corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on dividends that are received. As a REIT, Host generally will not be subject to federal corporate income tax on its federal taxable income that is distributed currently to its stockholders as dividends. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Currently, however, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, stockholders of regular corporations who are treated as corporations for federal income tax purposes and are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular domestic corporation or a qualifying foreign corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While Host generally will not be subject to corporate income taxes on taxable income that it distributes currently to stockholders, Host will be subject to federal income tax as follows:

1.	Host will be taxed at regular corporate rates on any undistributed “REIT taxable income.” A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

2.	Under certain circumstances, Host (or its stockholders) may be subject to the “alternative minimum tax” due to its items of alternative minimum tax adjustments.

3.	If Host has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by Host as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property.

4.	Host’s net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

5.	If Host fails to satisfy the 75% gross income test or the 95% gross income test described below under “—Income Tests Applicable to REITs,” but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which Host fails either of the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect its profitability.

6.	If Host fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, Host will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

7.	If arrangements between Host and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, Host will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, a taxable REIT subsidiary.

8.	Host may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would (a) include its proportionate share of Host’s undistributed long-term capital gain (to the extent Host makes a timely designation of such gain to the stockholder) in its income, (b) be deemed to have paid the tax that Host paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in Host’s stock.

9.	If Host fails to satisfy any of the asset tests discussed below under “—Asset Tests Applicable to REITs” because it owns assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and Host nonetheless maintains its qualification as a REIT because other requirements are met, Host will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets by the highest rate of tax applicable to corporations during the periods when such assets would have caused Host to fail the relevant asset test.

10.	If Host fails to satisfy a requirement under the Code the failure of which would result in the loss of its REIT status, other than a failure described in paragraph 5 or 9 above, but the failure is due to reasonable cause and Host nonetheless maintains its qualification as a REIT because the requirements of certain relief provisions are satisfied, Host will be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.

11.	If Host fails to comply with the requirement to send annual letters to its stockholders requesting information regarding the actual ownership of its stock and the failure was not due to reasonable cause or was due to willful neglect, Host will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

12.

If Host acquires any assets from a regular corporation in a carryover basis transaction, it will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time Host acquired them if it disposes of those assets within 10 years after acquiring them (provided no election is made for the transaction to be currently taxable). This requirement also applies to any “built-in gain” in assets owned by Host at the time it converted from a regular corporation to a REIT. To the extent that assets are transferred to Host in a carryover basis transaction by a partnership in which a corporation owns an interest, Host will be subject to this tax in proportion to the corporation’s interest in the partnership. “Built-in gain” is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time Host acquired the asset (or converted to a REIT).

If Host is subject to taxation on its REIT taxable income or is subject to tax due to the sale of a built-in gain asset, a portion of the dividends paid during the following year to its stockholders who are taxed as individuals may be subject to tax at reduced long-term capital gain rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders – Qualified Dividend Income.”

Host owns an indirect interest in appreciated assets that its predecessors held before Host converted to a REIT. Such appreciated assets have a “carryover” basis and, thus, have built-in gain with respect to Host. The applicable 10-year holding period for these assets will expire at the close of business on December 31, 2008. In connection with the Starwood acquisition, Host acquired all of the stock of Host Holding Business Trust (formerly Sheraton Holding Corporation), which owns, directly and indirectly, certain hotel properties. Effective as of the time of that acquisition, Host will cause HHBT, which had been taxed as a regular corporation prior to the acquisition, to elect to qualify as a REIT when it files its 2006 tax return. All of the assets held by HHBT on the effective date of its REIT election will be built-in gain assets as to HHBT, with a 10-year holding period that began on April 11, 2006. In addition, Host acquired two “built-in gain” assets that were owned by subsidiary REITs of Starwood Hotels and Resorts or “Starwood Trust” (which assets Host transferred to, and are currently indirectly owned by, HHBT). The 10-year holding period for these built-in gain assets will expire in 2008 (although, if any of the Starwood Trust subsidiary REITs were not to qualify as a REIT at the time of the Starwood acquisition, the 10-year holding period applicable to the assets acquired from that subsidiary REIT then would begin at the time HHBT acquired indirect ownership of these assets). If any of the appreciated property currently owned by Host or HHBT is sold prior to the expiration of the applicable 10-year holding period, Host (or, in the case of the built-in gain assets acquired in connection with the Starwood acquisition, HHBT) generally will be subject to regular U.S. corporation income tax on that gain to the extent of the built-in gain in that property at the time the relevant asset was acquired. The total amount of gain on which Host or HHBT can be taxed is limited to the excess of the aggregate fair market value of its assets on the date of acquisition over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, Host LP and Host might decide to seek to avoid a taxable disposition of any significant “built-in gain” asset (including assets owned by HHBT) prior to the end of the relevant 10-year holding period. This could be true with respect to a particular disposition even though the disposition might otherwise be in the best interests of Host and its stockholders. On the other hand, neither Host nor Host LP is obligated to avoid such dispositions.

Host expects that it could recognize substantial deferred tax liabilities in the future. Deferred tax liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and tax liabilities attributable to taxable income for which neither Host nor Host LP will receive corresponding cash. In addition, notwithstanding Host’s status as a REIT, (i) Host and/or its subsidiaries that are not subject to federal income tax, including the subsidiary REITs, may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner that they are treated for federal income tax purposes, (ii) Host’s subsidiary REITs will be subject to the federal income taxes applicable to REITs, as described above, and (iii) Host and its subsidiaries that are not subject to federal income tax, including the subsidiary REITs, will have to pay certain foreign taxes to the extent that Host owns assets or conducts operations in foreign jurisdictions. Moreover, each of Host’s domestic taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income, while each of Host’s non-U.S. taxable REIT subsidiaries are subject to certain foreign corporate-level income taxes.

Under the terms of Host LP’s partnership agreement, Host LP is responsible for paying, or reimbursing Host for the payment of, certain tax liabilities. Specifically, Host LP will pay, or reimburse Host for the payment of, all taxes (and any interest and penalties associated therewith) incurred by Host, except for taxes imposed on Host by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its “REIT taxable income,” including net capital gain. The reimbursed taxes would include any taxes on built-in gains required to be recognized by Host or HHBT, as described above.

Ownership of Subsidiary REITs

Host owns, through Host LP, 100% of the outstanding common stock and 28.6% of the outstanding preferred stock of three Maryland business trusts that will elect to be treated as REITs with their 2006 federal income tax returns. One of these entities owns directly five domestic hotels, 100% of the common stock of a subsidiary REIT and other assets. The other two subsidiary REITs own certain foreign hotels acquired from Starwood in the Starwood acquisition and from another third party.

Each subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to Host. Host believes that each such REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) Host’s stock interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to Host’s ownership in corporations other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries. See “—Asset Tests Applicable to REITs” below. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host would not meet the 10% voting stock test and the 10% value test with respect to its indirect interest in such REIT, in which event Host itself would fail to qualify as a REIT unless it could avail itself of certain relief provisions. Host has made a “protective” taxable REIT subsidiary election with respect to each subsidiary REIT and may implement other protective arrangements intended to avoid such an outcome if any of the subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such “protective” elections and other arrangements will be effective to avoid the resulting adverse consequences to Host. Moreover, even if the “protective” taxable REIT subsidiary election with respect to each subsidiary REIT were to be effective, because of the significant value attributable to the subsidiary REITs individually and in the aggregate, there could be no assurance that the failure of any one or more subsidiary REITs to qualify as a REIT would not in any event cause Host to fail to satisfy the requirement that not more than 20% of the value of Host’s total assets may be represented by the securities of one or more taxable REIT subsidiaries. In this event, Host itself would fail to qualify as a REIT unless it or the applicable subsidiary REIT could avail itself of certain relief provisions.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more directors or trustees;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities);

(7)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.

For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Host believes that it meets and currently intends to continue to meet conditions (1) through (4), (7), (8) and (9). In addition, Host believes that it has had and currently intends to continue to have outstanding stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host has complied and currently intends to continue to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. In addition, Host’s charter contains an ownership limit that is intended to assist Host with continuing to satisfy the stock ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host will, in all cases, be able to satisfy the stock ownership requirements described above. Host believes that each of its subsidiary REITs also has satisfied and will continue to satisfy the requirements described in this paragraph. If Host or any subsidiary REIT were to fail to satisfy these stock ownership requirements and could not avail itself of any statutory relief provisions, it would not qualify as a REIT. See “—Failure to Qualify as a REIT” below.

Distribution of “Earnings and Profits” Attributable to Non-REIT Taxable Years

To qualify as a REIT, a REIT cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year (“undistributed E&P”). Host believes that it currently has no undistributed E&P. As part of the Starwood acquisition, Host acquired all of the stock of HHBT which, as discussed above, is a regular corporation that will elect to be treated as a REIT, effective as of the closing date of the Starwood acquisition. Host believes that as of December 31, 2006, HHBT’s first taxable year as a REIT, HHBT did not have any undistributed E&P. In addition, under the terms of the master agreement related to the Starwood acquisition, two foreign entities acquired from Starwood, which are now owned by Host through HHBT or another subsidiary REIT, were permitted to have up to an aggregate of $50 million of undistributed E&P at the time such entities were acquired from Starwood. Host believes that all such undistributed E&P was distributed by the end of the relevant subsidiary REIT’s first taxable year as a REIT (i.e., December 31, 2006). In addition, HHBT owns two subsidiaries that formerly were REITs owned by Starwood Trust. If either of these subsidiary REITs failed to qualify as a REIT at the time they were acquired by HHBT, then HHBT could have undistributed E&P as a result of its ownership of these entities.

For purposes of determining whether a REIT has undistributed E&P, distributions made for the purpose of eliminating E&P shall be treated as made from E&P that would, but for the distribution, have resulted in a failure to meet the requirement that the REIT have no undistributed E&P attributable to a non-REIT taxable year.

If the IRS were to determine that HHBT or one of the other subsidiary REITs had undistributed E&P following the Starwood acquisition and the relevant REIT did not distribute the undistributed E&P by December 31, 2006, the REIT could avoid disqualification as a REIT by using “deficiency dividend” procedures, described below in “—Annual Distribution Requirements Applicable to REITs,” to distribute the undistributed E&P. The deficiency dividend procedures would require the relevant REIT to make a distribution to stockholders (primarily Host LP), in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, the REIT would have to pay to the IRS interest on the undistributed E&P that was not distributed prior to December 31, 2006. In general, pursuant to a tax sharing and indemnification agreement with Starwood, Starwood has agreed to indemnify Host for certain interest payments that would be required to be made and for certain deficiency dividends that Host or any of its subsidiary REITs would have to pay to eliminate undistributed E&P in excess of $50 million associated with the foreign entities acquired from Starwood. However, there are uncertainties relating to the estimate of the undistributed E&P that was acquired as part of the Starwood acquisition, and, accordingly, there can be no assurance this requirement was met.

Similar principles would apply to any future acquisition transactions in which either Host or any of its subsidiary REITs succeeded to the E&P of a regular corporation.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. Host owns several qualified REIT subsidiaries that hold indirect interests in the partnerships that own hotels. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of a REIT is an entity that is taxable as a corporation in which the REIT owns an equity interest, including stock, directly or indirectly, and that elects together with the REIT, to be treated as a taxable REIT subsidiary under the Code.

In addition, if a taxable REIT subsidiary of a REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state, local or foreign income tax where applicable, as a regular corporation. If dividends are paid by a taxable REIT subsidiary to a REIT (or if a REIT receives dividends from a subsidiary REIT attributable to dividends from its taxable REIT subsidiaries), then a portion of the dividends from the REIT to its stockholders who are taxed at individual rates will generally be eligible for taxation at lower capital gain rates, rather than at ordinary income rates. See “Taxation of U.S. Stockholders – Qualified Dividend Income.” The income and assets of a REIT’s taxable REIT subsidiaries are not attributable to it for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification.

A taxable REIT subsidiary must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the taxable REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a taxable REIT subsidiary of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose stock is regularly traded on an established securities market by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding stock of the REIT and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). Host believes, and currently intends to take all steps reasonably practicable to ensure, that none of the taxable REIT subsidiaries of Host or its subsidiary REITs will engage in “operating” or “managing” its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the taxable REIT subsidiaries qualify as “eligible independent contractors” with regard to those taxable REIT subsidiaries.

Certain restrictions are imposed on taxable REIT subsidiaries. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year any interest expense disallowed under the 50% test). In addition, a REIT would be obligated to pay a 100% penalty tax on some payments from the taxable REIT subsidiary that it receives, including interest or rent, or on certain expenses deducted by the taxable REIT subsidiary, if the IRS were able to assert successfully that the economic arrangements between the REIT and the taxable REIT subsidiary did not meet specified standards set forth in the Code. Host’s taxable REIT subsidiaries make substantial interest and other payments to Host, including payments of rent under the hotel leases. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to Host by its taxable REIT subsidiaries, resulting in an increase in the corporate income tax liability of each such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by Host from, or expenses deducted by, its taxable REIT subsidiaries. To the extent that one of Host’s taxable REIT subsidiaries pays dividends to Host in a particular calendar year, a portion of the dividends paid by Host to stockholders who are taxed at individual rates will generally be subject to taxation at reduced capital gain rates, rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders – Qualified Dividend Income.”

Because of the restrictions applicable to the income, assets and activities of a REIT, Host and its subsidiary REITs may need to conduct certain business activities in one or more taxable REIT subsidiaries. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. These taxable REIT subsidiaries are taxable as regular corporations and are subject to federal, state, and, if applicable, local and foreign taxation on their income at applicable corporate income tax rates. As discussed below under “—Asset Tests Applicable to REITs,” the aggregate value of all of a REIT’s taxable REIT subsidiaries may not exceed 20% of the value of all of that REIT’s assets.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, Host’s proportionate share of the assets and items of gross income of Host LP, including Host LP’s share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for federal income tax purposes, are treated as assets and items of gross income of Host for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax

Aspects of Host’s Ownership of Interests in Host LP.” As the sole general partner of Host LP, Host has direct control over Host LP and indirect control over the subsidiaries in which Host LP or a subsidiary has a controlling interest. Host currently intends to operate these entities in a manner consistent with the requirements for qualification of Host as a REIT.

Income Tests Applicable to REITs

In order to maintain qualification as a REIT, Host and each of its subsidiary REITs must satisfy the following two gross income tests on an annual basis:

•

At least 75% of the REIT’s gross income, excluding gross income from “prohibited transactions,” must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gain on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

•

At least 95% of the REIT’s gross income, excluding gross income from “prohibited transactions” and certain hedging transactions, must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities.

Rents from Real Property. Currently, rents paid pursuant to leases, together with dividends and interest received from the taxable REIT subsidiaries and, in the case of Host, its subsidiary REITs, constitute substantially all of the gross income of Host and the subsidiary REITs. Several conditions must be satisfied in order for rents received by a REIT to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if a REIT, or an actual or constructive owner of 10% or more of that REIT, actually or constructively owns 10% or more of the tenant. Beginning with the taxable year ended December 31, 2001, the Code has permitted a REIT to lease its hotel properties to a taxable REIT subsidiary without the rents received from that subsidiary being disqualified as “rents from real property” by reason of the REIT’s direct or indirect ownership interest in the subsidiary. Substantially all of the properties owned by Host and its subsidiary REITs currently are leased to taxable REIT subsidiaries.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Fourth, if a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by Host with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom the REIT derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary.

In order for the rent paid pursuant to a REIT’s leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•

the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

The leases of Host and its subsidiary REITs have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

•	Host LP or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•

the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

•

the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•

in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•

the lessee has indemnified the Host lessor entity against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•

the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•

Host, Host LP and the applicable Host lessor entity believe that each lessee reasonably expected, at the times the leases were entered into and subsequently renewed or extended, to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•

upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease was entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Host lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, Host or the applicable subsidiary REIT very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

As discussed above, a lessee of a REIT that is not a taxable REIT subsidiary must not be regarded as a related party tenant of Host. A lessee of a REIT will be regarded as a related party tenant only if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of such lessee. In order to help preclude Host’s lessees from being regarded as related party tenants, the following organizational documents contain these ownership limits:

•

Host’s charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the shares of stock of Host (subject to a limited exception for a holder of shares of capital stock of Host in excess of the ownership limit solely by reason of the merger of Host’s predecessor corporation into Host, which exception applied to the extent that the holder thereof did not own, directly or by attribution under the Code, more than 9.9% in value of the outstanding shares of capital stock of Host as a result of the merger) or any other class or series of shares of stock of Host; and

•

Host LP’s partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host and an affiliate of The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners, from owning more than 4.9% by value of any class of interests of Host LP.

Each of the prohibitions described above contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (subject to any waivers permitted under the operative documents), the lessees of Host that are not taxable REIT subsidiaries should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. Except with regard to the Harbor Beach Lease and any other leases that Host acknowledges will not qualify as producing “rent from real property” under the Code, each of Host’s leases provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to Host’s leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host has not and currently intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host believes that the rental provisions and other terms of the leases conform with normal business practice and generally were not intended to be used as a means of basing rent on income or profits. Furthermore, Host currently intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Each of Host and its subsidiary REITs leases certain items of personal property to its lessees in connection with its leases. Under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. Each of Host and its subsidiary REITs believes that, with respect to each of its leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes nonqualifying income, such amounts, when taken together with all other nonqualifying income earned by the applicable REIT, will not jeopardize such REIT’s status as a REIT.

Each lease permits the lessor to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a taxable REIT subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.” Substantial personal property associated with certain of the hotels acquired from Starwood is owned by one or more taxable REIT subsidiaries of Host. Host expects that the only material tax impact of the ownership of this personal property by the taxable REIT subsidiaries is that it will reduce the rent payments from the taxable REIT subsidiaries to the lessors of the hotels with which the personal property is associated, which may increase the taxable income of the taxable REIT subsidiaries.

Income from Foreclosure Property. If a REIT acquires real property and personal property incident to such property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income the REIT realizes from such property generally will be subject to tax at the maximum federal corporate income tax rate, regardless of whether the REIT distributes such income to its stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. If an unrelated third party lessee defaults under a lease, the REIT is permitted to lease the hotel to a taxable REIT subsidiary, in which case the hotel would not become foreclosure property, as described herein.

Interest. “Interest” generally will be nonqualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. Host has received and expects to receive in the future interest payments from its taxable REIT subsidiaries and may receive such payments from its subsidiary REITs. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. Host does not anticipate that the amounts of interest derived from its taxable REIT subsidiaries and its subsidiary REITs will affect its ability to continue to satisfy the 75% gross income test. The same rules apply to any interest received by the subsidiary REITs.

Dividends. Host also receives dividends from its taxable REIT subsidiaries, and it could realize capital gain with respect to its investments in its taxable REIT subsidiaries (either due to distributions received from those subsidiaries or upon a disposition of part or all of its interest in a taxable REIT subsidiary). Host’s share of any dividends received from one or more of its taxable REIT subsidiaries or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Host does not anticipate that the amounts of dividends from its taxable REIT subsidiaries and/or capital gain with respect to its taxable REIT subsidiaries will affect its ability to continue to satisfy the 75% gross income test. The same rules apply to any dividends received by the subsidiary REITs from their taxable

REIT subsidiaries. Dividends from, and gain from the sale of its interests in, any of Host’s subsidiary REITs will qualify for purposes of both the 75% and the 95% gross income tests.

Hedging Transactions. From time to time, Host or one of its subsidiary REITs may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of its assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that a REIT enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income solely for purposes of the 95% gross income test, provided that the REIT clearly and timely identifies such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. Host and its subsidiary REITs believe that they have structured their past hedging transactions, and intend to structure any future hedging transactions, in a manner that does not jeopardize their REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Temporary Investment Income. For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of Host’s stock or certain long-term debt obligations in stock and debt obligations during the one-year period beginning on the date Host receives the new capital.

Failure to Satisfy the Income Tests. Host and its subsidiary REITs inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account its actual and anticipated sources of nonqualifying income, however, Host and each of its subsidiary REITs believes that its aggregate gross income from all sources has satisfied, and each REIT currently intends that its aggregate gross income will continue to satisfy, the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with each REIT’s first taxable year as a REIT.

If any REIT were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it were entitled to relief under certain provisions of the Code. These relief provisions generally would be available if the REIT’s failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, the REIT filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances Host or each subsidiary REIT would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving Host or a subsidiary REIT, it would not qualify as a REIT. As discussed above under “—General,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s nonqualifying income would be imposed.

Prohibited Transactions Tax. Any gain realized by Host or any of its subsidiary REITs on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host’s share of any such gain realized by Host LP or any other subsidiary partnership, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, Host or its subsidiary REITs will not be treated as a dealer in real property for the purpose of the 100% penalty tax if (i) the relevant REIT has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding the year of sale are less than 30% of the net selling price of the property, and (iii) the REIT either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of the REIT’s assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the REIT derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

Host currently intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels as are consistent with Host’s investment objectives. However, some of Host’s sales or the sales by subsidiary REITs may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

Asset Tests Applicable to REITs

At the close of each quarter of the taxable year, each of Host and its subsidiary REITs must satisfy six tests relating to the nature of its assets, as follows:

(1)	At least 75% of the value of the REIT’s total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2)	Not more than 25% of the REIT’s total assets may be represented by securities, other than those in the 75% asset class.

(3)	Except for securities described in (1) above and securities of taxable REIT subsidiaries, the value of any one issuer’s securities owned by the REIT may not exceed 5% of the value of its total assets.

(4)	Except for securities described in (1) above and securities of taxable REIT subsidiaries, the REIT may not own more than 10% of any one issuer’s outstanding voting securities.

(5)	Except for securities described in (1) above, securities of taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, the REIT may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6)	Not more than 20% of the value of the REIT’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Each REIT’s assets for purposes of these tests include its allocable share of all assets held by the entities in which it owns an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the REIT’s proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt a REIT holds from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Neither Host nor any of its subsidiary REITs has owned or currently intends to own, as of each relevant testing date, more than 10% of (i) the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for securities described in paragraph (1) above (including stock of its subsidiary REITs) and, with regard to periods beginning after December 31, 2000, corporations or other entities that qualify and elect to be treated as taxable REIT subsidiaries or (ii) the value of the securities of any issuer with respect to periods beginning after December 31, 2000, except for securities described in paragraph (1) above or those of the taxable REIT subsidiaries. In addition, each of Host and the subsidiary REITs believe that the value of the securities of any one issuer owned by it or any of its non-corporate subsidiaries has not exceeded 5% of the total value of its assets for prior years, unless the issuer was a taxable REIT subsidiary, and Host and each subsidiary REIT currently intends not to exceed that percentage threshold in subsequent years unless the issuer is a taxable REIT subsidiary or the securities are described in paragraph (1) above (including the securities of subsidiary REITs). Each of Host and its subsidiary REITs believe that the aggregate value of the securities of its taxable REIT subsidiaries has not exceeded, and currently intends that such aggregate value will not exceed, 20% of the value of its total assets, and that the aggregate value of its securities of its taxable REIT subsidiaries, together with all other assets that do not qualify for purposes of the 75% asset test, does not exceed 25% of the total value of its assets. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by Host has exceeded on a relevant testing date one or more of the value limitations.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in

Host’s interest in Host LP as a result of the exercise of a limited partner’s redemption right relating to units in Host LP (“OP Units”) or an additional capital contribution of proceeds from an offering of capital stock by Host.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000, a REIT can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which the REIT first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and the REIT disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and files a schedule with the IRS that describes the assets. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances Host and its subsidiary REITs would be entitled to the benefit of these provisions.

Host has monitored and currently intends to continue to monitor its compliance, and the compliance of its subsidiary REITs, with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If Host or a subsidiary REIT fails to cure noncompliance with the asset tests within such time period, the applicable entity would cease to qualify as a REIT unless it could avail itself of available relief provisions.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, Host and its subsidiary REITs are required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

(i)	the sum of (a) 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii)	the sum of certain items of noncash income.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before the REIT timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if the REIT declares a dividend in October,

November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, the REIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Host and the subsidiary REITs currently intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, Host LP’s partnership agreement authorizes Host, as general partner, to take such steps as may be necessary to cause Host LP to distribute to its partners an amount sufficient to permit Host to meet these distribution requirements.

To the extent that a REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income within the periods described in the prior paragraph, it will be subject to income tax thereon at regular capital gain and ordinary corporate income tax rates.

There is a possibility that the taxable income of Host or one of its subsidiary REITs could exceed its cash flow, due in part to certain non-cash or “phantom” income that would be taken into account in computing the REIT taxable income. It is possible, because of these differences in timing between the REIT’s recognition of taxable income and its receipt of cash available for distribution, that Host or one of its subsidiary REITs, from time to time, may not have sufficient cash or other liquid assets to meet its distribution requirements. In this event, in order to meet the distribution requirements, Host or a subsidiary REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

Host and its subsidiary REITs calculate their REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for federal income tax purposes. As a result, Host and the subsidiary REITs expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce the REIT taxable income of Host and its subsidiary REITs. This conclusion is consistent with the conclusion above that the leases of Host’s hotels and the hotels of the subsidiary REITs have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host or one or more subsidiary REITs also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

Under certain circumstances, a REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in the REIT’s deduction for dividends paid for the earlier year. Thus, Host and its subsidiary REITs may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host or its subsidiary REITs, as applicable, would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

A REIT is subject to a nondeductible 4% excise tax on any excess of the required distribution over the sum of amounts actually distributed and amounts retained on which federal income tax was paid, if the REIT did not distribute during each calendar year at least the excess of the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years, over excess distributions from prior years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on such gain. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed and recontributed.

Recordkeeping Requirements

Host and its subsidiary REITs are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

If Host or any subsidiary REIT does not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific mitigation clauses discussed above in “Federal Income Taxation of Host—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs”), Host or the subsidiary REIT can avoid disqualification of its REIT status by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Host or one of its subsidiary REITs were to fail to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions were not to apply, the relevant REIT would be subject to corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which a REIT were to fail to qualify as a REIT would not be deductible by the distributing entity nor would such distributions be required to be made. As a result, a failure by Host or a subsidiary REIT to qualify as a REIT would significantly reduce the cash available for distribution by Host to its stockholders and could materially reduce the value of its capital stock. In addition, if Host were to fail to qualify as a REIT, all distributions to its stockholders would be taxable as dividends, to the extent of Host’s current and accumulated E&P, even if such dividends were attributable to capital gain of Host. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions and individual distributees may be eligible for the reduced long-term capital gain rate of 15% or less on such dividends. Unless entitled to relief under specific statutory provisions, Host or a subsidiary REIT also would be disqualified from taxation as a REIT for the four taxable years following the year during which its qualification was lost. It is not possible to state whether in all circumstances Host or its subsidiary REITs would be entitled to such statutory relief.

Tax Aspects of Host’s Ownership of Interests of Host LP

General

Substantially all of Host’s investments are held indirectly through Host LP, which holds the hotels either directly or through certain subsidiaries (including through the subsidiary REITs). This discussion focuses on the tax aspects of Host’s ownership of its hotel properties through partnerships. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host includes in its gross income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host includes its proportionate share of assets held through Host LP and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for federal income tax purposes. See “—Federal Income Taxation of Host—Ownership of Partnership Interests by a REIT” above.

Entity Classification

If Host LP or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to federal and state income tax on its taxable income. In such a situation, the character of Host’s assets and items of gross income would change and could preclude Host from qualifying as a REIT (see “—Federal Income Taxation of Host—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs” above).

The entire discussion of the tax treatment of Host and the federal income tax consequences of the ownership of the stock of Host is based on the assumption that Host LP and all of its subsidiaries (other than Host’s taxable REIT subsidiaries and the subsidiary REITs) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither Host LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Host LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” OP Units will not be traded on an established securities market. There is a significant risk, however, that the OP Units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Host LP could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” Treasury Regulations under Section 7704 of the Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code (the “Safe Harbors”).

“Qualifying income,” for purposes of the “qualifying income” exception, is generally real property rents and other types of passive income. Host believes that Host LP has had and will continue to have sufficient qualifying gross income so that it would be taxed as a partnership even if it were a publicly traded partnership. The gross income requirements applicable to Host in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, Host does not believe that these differences would cause Host LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If Host LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host would not qualify as a REIT because the value of Host’s ownership interest in Host LP would exceed 5% of Host’s assets and Host would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Federal Income Taxation of Host—Asset Tests Applicable to REITs” above). In this event, the value of Host’s stock could be materially adversely affected (see “—Federal Income Taxation of Host—Failure to Qualify as a REIT” above).

Except with regard to the exercise of the right to redeem OP Units and certain “permitted transfers” (generally among related individuals or entities) under the partnership agreement of Host LP, no limited partner may transfer OP Units without the prior written consent of Host, as general partner of Host LP, which consent may be withheld in the general partner’s sole discretion. The partnership agreement of Host LP provides that Host shall take such actions, if any, that are reasonably necessary or appropriate to prevent Host LP from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit Host LP to insure that at least one of the Safe Harbors is met. Host may exercise its authority, as general partner, under the partnership agreement to impose limitations on the exercise of the right to redeem OP Units only to the extent that outside tax counsel provides to Host an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that Host LP will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of OP Units.

Allocations of Host LP Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the regulations promulgated thereunder. Generally, Section 704(b) of the Code and the regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in Host LP’s partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as built-in gain or built-in loss. Host LP’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code. In general, the partners of Host LP, including Host, who contributed appreciated assets having built-in gain are allocated depreciation deductions for federal income tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of Host LP may cause Host to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host’s ability to comply with the REIT distribution requirements and/or cause a higher proportion of Host’s distributions to its stockholders to be taxed as dividends. See “—Federal Income Taxation of Host—Annual Distribution Requirements Applicable to REITs” above.

In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by Host LP, rather than distributed. Thus, if Host LP were to sell a hotel with built-in gain that was contributed to Host LP by Host’s predecessors or Host, Host generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic, or

“book,” income allocated to it as a result of such sale. Such an allocation might cause Host to recognize taxable income in excess of cash proceeds, which might adversely affect Host’s ability to comply with the REIT distribution requirements. In addition, Host will be subject to a corporate level tax on such gain to the extent the gain is recognized prior to January 1, 2009. See “—Federal Income Taxation of Host— Annual Distribution Requirements Applicable to REITs” and “—Federal Income Taxation of Host—General” above. It should be noted that, as the general partner of Host LP, Host will determine whether or not to sell a hotel contributed to Host LP by Host.

Host LP and Host generally use the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the “ceiling rule” applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to Host LP in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host, who received OP Units in exchange for property with a low adjusted tax basis relative to fair market value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to Host LP, including Host to the extent it contributes cash to Host LP.

Any property purchased by Host LP will initially have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Other Tax Consequences for Host and Its Stockholders

Host, its stockholders and its subsidiaries are subject to state or local taxation in various state or local jurisdictions, including those in which Host, its stockholders and its subsidiaries transact business or reside. The state and local tax treatment of Host, its stockholders and its subsidiaries may not conform to the federal income tax consequences discussed herein. Consequently, prospective stockholders of Host should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host. To the extent that Host or its subsidiaries own assets or conduct operations in foreign jurisdictions, it or its subsidiaries will also be subject to certain foreign taxes. Although Host and its affiliates will seek to reduce the foreign income taxes payable on its non-U.S. operations, there inevitably will be some foreign income tax payable and the amounts of those taxes could be significant.

A portion of the cash to be used by Host to fund distributions comes from interest on notes held by Host LP and, in some cases, dividends from the subsidiary REITs and the taxable REIT subsidiaries. The taxable REIT subsidiaries, and certain of their subsidiaries, are subject to federal, state and local income tax at the full applicable corporate rates (and foreign taxes to the extent that they own assets or have operations in foreign jurisdictions). To the extent that any of Host’s subsidiary REITs, taxable REIT subsidiaries or any of their subsidiaries is required to pay federal, state or local taxes, or foreign taxes, Host will receive less dividend income from the relevant entity and will have less cash available for distribution to stockholders.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder,” when used in this discussion, means a holder of Host’s stock who is, for United States federal income tax purposes:

•	a citizen or resident alien, as defined in Section 7701(b) of the Code, of the United States,

•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

•	an estate the income of which is subject to federal income taxation regardless of its source, or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders. In the case of an entity treated as a partnership for federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in Host’s stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors.

A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds Host’s stock, that is not a U.S. stockholder, as defined herein.

Distributions Generally

Distributions (or deemed distributions) made by Host out of its current or accumulated E&P, other than capital gain dividends or retained capital gain as discussed below, constitute dividends taxable to its taxable U.S. stockholders as ordinary income. So long as Host qualifies as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. stockholders that are corporations. To the extent that Host makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted tax basis that such U.S. stockholder has in its stock for federal income tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. stockholder’s adjusted tax basis taxable as capital gain, provided that the stock has been held as a capital asset. For purposes of determining whether distributions to holders of Host’s preferred stock or common stock are made out of Host’s current or accumulated earnings and profits for federal income tax purposes, earnings and profits are allocated first to Host’s preferred stock on a pro rata basis and then to Host’s common stock. Host will notify stockholders after the close of its taxable year as to the portion of its distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host’s distributions of ordinary income, except to the extent properly designated by Host as qualified dividend income, will not qualify for the maximum 15% long-term capital gain rate that generally applies to distributions by regular corporations to stockholders who are taxed as individuals.

Distributions will generally be taxable, if at all, in the year of distribution. However, if Host declares a dividend in October, November or December of any year and pays such dividend to a stockholder of record on a specified date in any such month, such dividend will be treated as both paid by Host and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of Host’s alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of its stockholders in the ratio that Host’s distributions bear to its taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of Host’s stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of Host and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital Gain Distributions; Retained Net Capital Gains

Distributions that Host properly designates as capital gain dividends are taxable to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. stockholder has held his stock) to the extent that such designated dividends do not exceed Host’s actual net capital gain for the taxable year. A U.S. stockholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

If Host designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099—DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Host may designate all or part of its net capital gain as “undistributed capital gain.” Host will be subject to tax at regular corporate income tax rates on any undistributed capital gain.

A U.S. stockholder:

(1)	will include in its income as long-term capital gain its proportionate share of such undistributed capital gain; and

(2)	will be deemed to have paid its proportionate share of the tax paid by Host on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by Host exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Host will be adjusted appropriately.

Host will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

Host must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by Host will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Host designates any portion of its net capital gain as undistributed capital gain, a U.S. stockholder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by Host on the undistributed capital gain.

Recipients of capital gain dividends from Host that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income

Host may elect to designate a portion of its distributions paid to stockholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. stockholder at long-term capital gain rates, so long as the stockholder satisfies the applicable holding requirements. As a general rule, the stockholder must have held the stock with respect to which the distribution is paid for more than 61 days during the 121-day period beginning 60 days before the ex-dividend date for the distribution. The maximum amount of Host’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by Host during such taxable year from regular corporations (including Host’s taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Host with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a regular corporation over the federal income tax paid by Host with respect to such built-in gain.

Generally, dividends that Host receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will constitute a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

Host’s Losses; Investment Interest Limitation

U.S. stockholders may not include in their income tax returns any net operating losses or capital losses of Host. Instead, such losses may be carried over by Host for potential offset against future income, subject to certain limitations. Distributions made by Host and gain arising from the sale or exchange by a U.S. stockholder of Host stock will not be treated as passive activity income, and, as a result, U.S. stockholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from Host generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. stockholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the stockholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. stockholder may elect to treat capital gain dividends, capital gain from the disposition of shares of stock, including distributions treated as such, and income designated as qualified dividend income as investment income, in which case the applicable capital gain will be taxed at ordinary income rates. Host intends to comply each year with IRS guidance or regulations on the notification of stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of Host’s Stock

Upon any sale or other disposition of Host’s stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such sale or other disposition and (2) the holder’s adjusted tax basis in such stock for federal income tax purposes.

The applicable tax rate will depend on the stockholder’s holding period of the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 15% long-term capital gain tax rate for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Host stock held for more than 12 months. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of stock that has been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from Host that were required to be treated as long-term capital gain.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its stock as “debt financed property” within the meaning of the Code and such shares of stock are not otherwise used in a trade or business, the dividend income from Host will not be unrelated business taxable income (“UBTI”) to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as “debt financed property” within the meaning of the Code or has used the stock in a trade or business.

However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, of the Code, income from an investment in Host will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host. Such a prospective stockholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

•

The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

•

Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. Based on the current estimated ownership of Host’s stock and the limitations on transfer and ownership of stock contained in the Host’s charter, Host should not be classified as a “pension held REIT.”

Taxation of Non-U.S. Stockholders

The rules governing federal income taxation of the ownership and disposition of stock by non-U.S. stockholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax law and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host qualifies for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with respect to an investment in Host stock, including any reporting requirements.

Distributions Generally

Distributions (or deemed distributions) by Host to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by Host of “U.S. real property interests” nor designated by Host as capital gain dividends or retained capital gain will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host. Such distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S.

stockholder of a U.S. trade or business. Under some income tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. corporate stockholder engaged in a U.S. trade or business may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption.

Host expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Host; or

(2)	the non-U.S. stockholder files an IRS Form W-8ECI with Host claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of the current or accumulated E&P of Host will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder’s stock, but rather will reduce the adjusted tax basis of such stock. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. stockholder’s stock, they will be treated as gain from the sale of the stockholder’s stock, the tax treatment of which is described below under “—Dispositions of Host’s Stock.”

Host is required to withhold 10% of any distribution in excess of its current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on receipt of that distribution. Consequently, although Host currently intends that its transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if such distribution was, in fact, in excess of the current or accumulated E&P of Host, and the amount withheld exceeded the non-U.S. stockholder’s U.S. tax liability, if any, with respect to the distribution.

Capital Gain Distributions; Retained Net Capital Gains

Distributions to a non-U.S. stockholder that are designated by Host at the time of distribution as capital gain dividends, other than those arising from the disposition of a

U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in the stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

In light of recent amendments to the REIT taxation provisions of the Code, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a U.S. real property interest, and (iii) paid to a non-U.S. stockholder who owns less than 5% of the value of Host’s stock at all times during the relevant taxable year, will be treated as long-term capital gain or as ordinary dividends taxable in the manner described above under “—Distributions Generally.” If Host were to pay a capital gain dividend described in the prior sentence, non-U.S. stockholders should consult their tax advisors regarding the taxation of such distribution in their particular circumstances.

Except as described in the next sentence, under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by Host of U.S. real property interests, whether or not designated as capital gain dividends, will be subject to U.S. federal income tax in the manner described above under “—Distributions Generally.” This treatment will not apply, however, to any such distribution received by a non-U.S. stockholder with respect to a class of stock that is not regularly traded on an established securities market located in the U.S. or any such distribution paid to a non-U.S. stockholder who owns, at any time during the one-year period ending on the date of the distribution, more than 5% of the class of stock with regard to which the distribution is paid. A non-U.S. stockholder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate stockholder, as discussed above.

Host will be required to withhold and to remit to the IRS 35% of any such distribution to a non-U.S. stockholder that is designated as a capital gain dividend or, if greater, 35% of a distribution to such non-U.S. stockholder that could have been designated by Host as a capital gain dividend. Distributions can be designated as a capital gain dividend to the extent of Host’s net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s United

States federal income tax liability or refunded when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Amounts designated by Host as retained capital gains in respect of the stock held by U.S. stockholders (see “—Federal Income Taxation of Host—Annual Distribution Requirements Applicable to REITs” above) generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by Host of capital gain dividends. Non-U.S. stockholders will be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host on such undistributed capital gains and to receive from the IRS a refund to the extent that their proportionate share of such tax paid by Host were to exceed their actual United States federal income tax liability. A Non-U.S. shareholder will increase the basis of its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

Dispositions of Host’s Stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of Host’s stock generally would not be subject to U.S. taxation unless:

•

the investment in Host’s stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to any gain;

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case any gain from the sale or exchange of Host’s stock will be included in determining the individual’s net capital gain from U.S. sources for the taxable year, subject to a 30% withholding tax; or

•	Host’s stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

The stock will not constitute a “U.S. real property interest” so long as Host is a domestically controlled qualified investment entity. A domestically controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Host believes, but cannot guarantee, that it is a domestically controlled qualified investment entity. Even if Host is currently a domestically controlled qualified investment entity, because the stock is publicly traded, no assurance can be given that Host will continue to be treated as such an entity. Notwithstanding the foregoing, gain from the sale or exchange of stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in Host stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain. In addition, even if Host is a domestically controlled qualified investment entity, upon the disposition of Host stock (subject to the 5% exception applicable to “regularly traded” stock described below), a non-U.S. holder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. holder (1) disposes of Host stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a U.S. real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of Host stock within 30 days after such ex-dividend date.

Even if Host does not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its Host stock, gain arising from the sale or exchange by a non-U.S. stockholder of Host stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1)	such stock is “regularly traded,” as defined by applicable regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. stockholder owned, actually or constructively, 5% or less of the stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to such gain on a net basis in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on Host’s stock and payments of the proceeds of the sale of Host’s stock to some stockholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax (currently at a rate of 28%), if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2)	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, financial institutions and certain tax-exempt organizations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. A U.S. stockholder that does not provide Host with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on Host’s stock, and backup withholding, currently at a rate of 28%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The proceeds of a disposition by a non-U.S. stockholder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. stockholders will satisfy the information reporting requirements by providing proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of Host’s stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, a non-U.S. holder of Host’s stock is advised to consult its tax advisor regarding the information reporting requirements applicable to it.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Host’s stock.

Tax Shelter Reporting

If a stockholder recognizes a loss as a result of a transaction with respect to Host’s stock of at least (i) for a stockholder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a stockholder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Taxation of Holders of Preferred Stock, Depositary Shares, Warrants, Subscription Rights, Preferred Stock Purchase Rights and Other Host Securities

If Host offers one or more series of preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities, there may be federal income tax considerations for the holders of such securities not discussed herein. For a discussion of any such additional considerations, see the prospectus supplement filed by Host with respect to such offering.